Exhibit 10.a
POLARIS INDUSTRIES INC.
PERFORMANCE BASED RESTRICTED SHARE AWARD AGREEMENT

[NAME]	SSN: _________
     In accordance with the terms of the Polaris Industries Inc. 2007 Omnibus Incentive Plan (the “Plan”), Polaris Industries Inc. (“Polaris”), as determined by and through the Compensation Committee of Polaris’ Board of Directors, hereby grants to you (the “Participant”) Performance Based Restricted Shares, subject to the terms and conditions set forth in this Performance Based Restricted Share Award Agreement (including Annex A hereto and all documents incorporated herein by reference), as set forth below:

Number of Performance Based Restricted Shares Granted:

Date of Grant:	, 2008

Period of Restriction:	See Section 3 of Annex A

Initial Performance Period:	See Section 3 of Annex A

Extended Performance Period:	See Section 3 of Annex A

Initial Performance Goal:	See Section 3 of Annex A

Extended Performance Goal:	See Section 3 of Annex A
     Further terms and conditions of the grant are set forth in Annex A hereto, which is an integral part of this Performance Based Restricted Share Award Agreement.
     All terms, provisions and conditions applicable to the Performance Based Restricted Shares set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. The Participant hereby acknowledges the receipt of (a) a copy of the Plan and (b) a copy of this Performance Based Restricted Share Award Agreement, including Annex A hereto, and agrees to be bound by all the terms and provisions hereof and thereof.
     IN WITNESS WHEREOF, Polaris has caused this Performance Based Restricted Share Award Agreement to be executed by its Vice President-Finance, Chief Financial Officer and Secretary, and the Participant has executed this Performance Based Restricted Share Award Agreement, including Annex A hereto, both as of the date and year first above written.

POLARIS INDUSTRIES INC.

Michael W. Malone
Vice President-Finance, Chief Financial Officer and Secretary

Agreed:

Participant
Attachments: Annex A

ANNEX A
PERFORMANCE BASED RESTRICTED SHARE AWARD AGREEMENT
     The parties to this Performance Based Restricted Share Award Agreement (this “Agreement”) are Polaris Industries Inc., a Minnesota corporation (“Polaris”), and the individual employee of Polaris or a subsidiary of Polaris identified on the cover page of this Agreement (the “Participant”).
     Polaris adopted and maintains the Polaris Industries Inc. 2007 Omnibus Incentive Plan (the “Plan”), under which restricted shares of the common stock, par value $0.01 per share, of Polaris (“Common Stock”) may be awarded to employees of Polaris and its affiliates and subsidiaries by action of the Compensation Committee (the “Committee”) of Polaris’ Board of Directors (the “Board”). The parties hereto desire to set forth in this Agreement their respective rights and obligations with respect to an award to the Participant of restricted shares of Common Stock approved by the Committee as of the date hereof. Certain capitalized terms used in this Agreement, unless otherwise defined herein, have the respective meanings given to such terms in the Plan.
     In consideration of the covenants set forth in this Agreement and the execution, delivery and performance by the Participant of a non-competition agreement and a confidentiality agreement dated the date hereof, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Award of Performance Shares.
(a)	Polaris hereby confirms the grant to the Participant, as of , 2008 (the “Award Date”), the number of shares of Common Stock identified on the cover page of this Agreement (the “Performance Based Restricted Shares”), subject to the restrictions and other terms and conditions set forth herein.

(b)	As soon as practicable after the Award Date, Polaris shall cause one or more stock certificates representing the Performance Based Restricted Shares to be registered in the name of the Participant. Such stock certificate or certificates shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is listed and any applicable federal or state securities law, and may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions. In addition, each certificate representing the Performance Based Restricted Shares shall bear the following legend (the “Agreement Legend”):

The sale or transfer of this certificate and the shares of stock represented by this Certificate, whether voluntarily, involuntarily or by operation of law are subject to the terms and conditions (including forfeiture) set forth in the Polaris Industries Inc. 2007 Omnibus Incentive Plan and in the associated Performance Based Restricted Share Award Agreement entered into between the registered owner and Polaris Industries Inc. Copies of such Agreement are on file in the offices of Polaris Industries Inc., 2100 Highway 55, Medina, Minnesota 55340.
     Until the Period of Restriction (as hereinafter defined in Paragraph 3) with respect to the Performance Based Restricted Shares shall have lapsed (i) the certificate or certificates representing the Performance Based Restricted Shares shall be held in custody by the Secretary of Polaris, (ii) such certificates shall be deemed not delivered to the Participant, and (iii) the Participant shall have no interest with respect to the Performance Based Restricted Shares except as expressly provided herein and in the Plan. Simultaneously, with the execution and delivery of this Agreement, the Participant shall deliver to Polaris one or more stock powers endorsed in blank relating to the Performance Based Restricted Shares. Upon expiration of the restrictions applicable to all or any portion of the Performance Based Restricted Shares, subject to Paragraph 2, Polaris shall deliver or cause to be delivered to the Participant a certificate or certificates without the Agreement Legend for those shares to which the restrictions shall have expired. Upon forfeiture, in accordance with Paragraph 4, of all or any portion of the Performance Based Restricted Shares, the certificate or certificates representing the forfeited Performance Based Restricted Shares shall be canceled.
     2. Restrictions Applicable to Performance Shares.
(a)	Beginning on the Award Date, the Participant shall have all rights and privileges of a stockholder of Polaris with respect to the Performance Based Restricted Shares except as follows (the “Restrictions”):
(i)	dividends and other distributions paid with respect to the Performance Based Restricted Shares during the Period of Restriction shall be disposed of in accordance with Paragraph 2(c);

(ii)	none of the Performance Based Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Period of Restriction other than by will or the laws of descent and distribution; and

(iii)	all or a portion of the Performance Based Restricted Shares may be forfeited in accordance with Paragraph 4.
(b)	Any attempt to dispose of Performance Based Restricted Shares in a manner contrary to the Restrictions shall be null, void and ineffective. If and when the Restrictions lapse in accordance with the terms of this Agreement as to the Performance Based Restricted Shares, such shares shall no longer be considered Performance Based Restricted Shares for purposes of this Agreement.

(c)	The Participant hereby irrevocably and unconditionally assigns to Polaris any and all cash and non-cash dividends and other distributions paid with respect to the Performance Based Restricted Shares during the Period of Restriction; provided, however, that any Common Stock distributed as a dividend or otherwise with respect to the Performance Based Restricted Shares during the Period of Restriction shall not be subject to such assignment, shall be subject to the same restrictions as the Performance Based Restricted Shares and shall be held as prescribed in Paragraph 1(b).
     3. Restricted Period; Performance Periods; Performance Goals.
(a)	The Restrictions shall apply for a period (the “Period of Restriction”) from the Award Date until the Restrictions lapse in accordance with Paragraphs 3(b) or 3(c).

(b)	The Restrictions shall lapse as to all of the Performance Based Restricted Shares at the end of the Period of Restriction if and only if the sum of the Earnings Per Share for fiscal years 2008, 2009, 2010 and 2011 (the “Initial Performance Period”) is equal to or greater than the Initial Performance Goal.

(c)	In the event that the Restrictions do not lapse as a result of achievement of the Initial Performance Goal in accordance with Paragraph 3(b), the Restrictions shall lapse as to all of the Performance Based Restricted Shares at the end of the Period of Restriction if and only if the sum of the Earnings Per Share for fiscal years 2008, 2009, 2010, 2011, 2012 (the “Extended Performance Period”) is equal to or greater than the Extended Performance Goal.

(d)	Notwithstanding the foregoing, the Restrictions shall lapse as to all Performance Based Restricted Shares upon the occurrence during the Period of Restriction of a Change in Control (as defined in the Plan).

For purposes of this Agreement, (i) “Earnings Per Share” shall mean the diluted earnings per share from continuing operations of Polaris and its subsidiaries for a fiscal year as reported in Polaris’ audited financial statements for such fiscal year and as adjusted for any stock splits or stock dividends declared and paid by Polaris during such fiscal year and for changes in generally accepted accounting principles or the application of generally accepted accounting principles by Polaris; (ii) “Initial Performance Goal” shall mean $16.60, representing a 12% compound annual growth rate in Earnings Per Share for fiscal years 2008, 2009, 2010 and 2011 over actual Earnings Per Share of $3.10 achieved in fiscal year 2007; and (iii) “Extended Performance Goal” shall mean $22.06, representing a 12% compound annual growth rate in Earnings Per Share for fiscal years 2008, 2009, 2010, 2011 and 2012 over actual Earnings Per Share of $3.10 achieved in fiscal year 2007.
     4. Forfeiture. All rights of the Participant to the Performance Based Restricted Shares as to which the Restrictions shall not have lapsed shall terminate and be forfeited effective as of the earlier of (i) the end of the Extended Performance Period if neither of the Initial Performance Goal nor the Extended Performance Goal have been achieved, or (ii) the date the Participant’s employment with Polaris terminates for any reason.
     5. Tax Withholding. Polaris shall be entitled to withhold from any cash payments due to the Participant from Polaris (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by Polaris with respect to any income recognized by the Participant with respect to the Performance Based Restricted Shares, and Polaris may defer issuance of any and all shares of Common Stock otherwise issuable to the Participant under the Plan until and unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee or its delegate and shall be payable by the Participant at such time as the Committee determines. The Participant may elect to satisfy all or any portion of his or her tax withholding obligation by the withholding, at the appropriate time, of shares of Common Stock otherwise deliverable to the Participant in a number sufficient, based upon the fair market value of such shares, to satisfy such tax withholding requirements. The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to such withholding of shares of Common Stock as it deems necessary or appropriate.
     6. 83(b) Election. The Participant may make and file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the award of the Restricted Shares hereunder. If the Participant makes and files such election, the participant shall, as soon as practicable thereafter, deliver a copy of such election to Polaris.
     7. Assignment; Polaris’ Obligations. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Participant and the assigns and successors of Polaris, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to transfer or pledge by the Participant.

     8. Entire Agreement; Amendment. This Agreement and the Plan and the Non-Competition Agreement and Confidentiality Agreement between Participant and Polaris dated the date hereof constitute the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, oral or written, between the parties with respect thereto. This Agreement may be amended at any time by written agreement of the parties hereto.
     9. Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Minnesota other than the conflict of laws provisions of such laws.
     10. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
     11. Continued Employment. This Agreement shall not confer upon the Participant any right with respect to continuance of employment by Polaris.
     12. Certain References. References to the Participant in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the Participant’s executors or the administrators, or the person or persons to whom all or any portion of the Performance Based Restricted Shares may be transferred by will or the laws of descent and distribution, such references to the Participant shall be deemed to include such person or persons.

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